EXHIBIT 23.4

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

1000 LOUISIANA STREET, SUITE 625	306 WEST SEVENTH STREET, SUITE 302	9601 AMBERGLEN BLVD., SUITE 117
HOUSTON, TEXAS 77002-5008	FORT WORTH, TEXAS 76102-4987	AUSTIN, TEXAS 78729-1106
713-651-9944	817-336-2461	512-249-7000
FAX 713-651-9980	FAX 817-877-3728	FAX 512-233-2618

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of our report, dated February 27, 2012, relating to the proved oil and gas reserves of GeoResources, Inc. as of January 1, 2012, to the information derived from such report and to the reference to this firm as an expert in this Registration Statement on Form S-8 of Halcón Resources Corporation.

Sincerely,

CAWLEY, GILLESPIE & ASSOCIATES, INC.

Texas Registered Engineering Firm F-693

Fort Worth, Texas

August 24, 2012